Department Stores National Bank
701 E. 60th Street North
Sioux Falls, South Dakota 57104

May 30, 2008

Macy's Inc. (fka Federated Department Stores, Inc.)
7 West Seventh Street
Cincinnati, Ohio 45202
Attention:  General Counsel

FDS Bank
9111 Duke Boulevard
Mason, Ohio 45040
Attention:  President

Macy's Credit and Customer Services, Inc. (fka FACS Group, Inc)
9111 Duke Boulevard
Mason, Ohio 45040
Attention:  President

Ladies and Gentlemen:

            Reference is made to the Credit Card Program Agreement, dated as of June 1, 2005 (as amended, supplemented or otherwise modified from time to time, the "Program Agreement"), by and among Macy's Inc. (fka Federated Department Stores, Inc.), a Delaware corporation, ("Macy's, Inc."), FDS Bank, a federally-chartered stock savings bank ("FDS Bank"), Macy's Credit and Customer Services, Inc. (fka FACS Group, Inc.), an Ohio corporation ("MCCS", FDS Bank,  Macy's Department Stores, Inc., an Ohio corporation ("Macy's"), Bloomingdale's, Inc., an Ohio corporation ("Bloomingdale's") (collectively, the "Macy's Companies"), and Citibank, N.A., a national banking association ("Bank"), the interest of which under the Program Agreement was subsequently assigned to Department Stores National Bank ("DSNB").  Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Program Agreement.

            Consistent with our recent discussions, DSNB and the Macy's Companies wish to revise the Program Agreement in certain respects. This restated letter is effective as of December 18, 2006 (the "Letter Agreement"), and sets forth below our understanding of the revisions to which the parties have agreed.

1.         Schedule 9.3(a) item (b)(i) is hereby amended by deleting the same in its entirety and substituting attached new Schedule 9.3(a) item (b)(i) in its place.

2.         Effective with the August 2006 Settlement Statement, the definition of "Bad Debt Reserve" in Section 1.1 of the Program Agreement is amended and restated in its entirety to read as follows:

"Bad Debt Reserve" means the bad debt reserve maintained by Bank solely with respect to the Accounts under the Program in an amount, from time to time, equal to the product of (i) forty percent (40%) of the aggregate amount of Cardholder Indebtedness multiplied by (ii) the Loss Rate multiplied by (iii) 7/12.  For purposes of this definition, "Loss Rate" means, with respect to the twelve (12) Fiscal Month period with respect to which the calculation of the Bad Debt Reserve is being made, a percentage equal to (i) (A) the actual aggregate amount of Cardholder Indebtedness written-off under the Program for the twelve (12) Fiscal Month period (which period includes the Fiscal Month in which the calculation is being made and the eleven [11] Fiscal Months immediately preceding the calculation), calculated on a sum of cycles basis of reporting monthly receivables under the Accounts, minus (B) the actual aggregate amount of Cardholder Indebtedness written-off under the Program actually recovered with respect to previously written-off Cardholder Indebtedness during such twelve (12) Fiscal Month period (including recovery of sales taxes paid on written-off Cardholder Indebtedness), divided by (ii) the actual average amount of Cardholder Indebtedness under the Program for each Fiscal Month during such twelve (12) Fiscal Month period (in each case, calculated on a sum of cycles basis of reporting monthly receivables under the Accounts for each Fiscal Month).".

3.         Except as expressly amended by this Letter Agreement, the Program Agreement, as previously amended, remains in full force and effect in accordance with its terms.

4.         Counterparts; Facsimile. This Letter Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Letter Agreement, it shall not be necessary to produce or account for more than one such counterpart.  Any facsimile of an executed counterpart shall be deemed an original.

5.         The agreements of the parties set forth herein shall have the same effect as if approved by the unanimous approval of the Operating Committee pursuant to Article III of the Program Agreement.

[Remainder of Page Intentionally Left Blank]

Please acknowledge your agreement with the foregoing by executing this Letter Agreement as indicated below.

                                                                              Very truly yours,

                                                                              DEPARTMENT STORES NATIONAL BANK

By:   /s/ Douglas C. Morrison
Name: Douglas C. Morrison
Title: Citi Cards
        Vice President and Chief Fin. Officer
        Sioux Falls, SD

Agreed to by:

MACY'S, INC. (fka Federated Department Stores, Inc.)

By:   /s/  Dennis J. Broderick
Name:  Dennis J. Broderick
Title:  SVP, General Counsel & Secretary

FDS BANK

By:   /s/  Teresa Huxel
Name: Teresa Huxel
Title:  President

MACY'S CREDIT AND CUSTOMER SERVICES, INC. (fka FACS Group, Inc.)

By:   /s/  Teresa Huxel
Name:  Teresa Huxel
Title:  SVP & CFO

MACY'S DEPARTMENT STORES, INC.

By:   /s/  Dennis J. Broderick
Name: Dennis J. Broderick
Title:  President

BLOOMINGDALE'S, INC.

By:   /s/ Dennis J. Broderick
Name:   Dennis J. Broderick
Title:   Vice President

SCHEDULE 9.3(a) item (b)(i)

            "(i)       an amount equal to $5 per new Private Label Account for the first 6,000,000    Private Label Accounts in any Fiscal Year originated in an FDS Channel after the Effective Date and activated by the Cardholder for the first time in the prior Fiscal Month; provided that such activation occurred within 12 months of account opening;

        The Parties acknowledge that they have heretofore treated Private Label Accounts that have been inactive for sixty (60) consecutive months or longer as "new" Private Label Accounts for purposes of the New Account Payment contained in Schedule 9.3(a), if such Private Label Accounts otherwise satisfy the requirements of item (b)(i) of Schedule 9.3(a), even though such practice is not expressly set forth in item (b)(i) of Schedule 9.3(a) (the "Original Definition"). The parties agree that, from and after August 1, 2006, the New Account Payment relating to Private Label Accounts reflected in item (b)(i) of Schedule 9.3(a) is changed from $5.00 (the "Original New Account Payment") to $4.53 per new Private Label Account (the "Revised New Account Payment").  From and after August 1, 2006, a Private Label Account reopened by an existing but inactive Cardholder is eligible for the Revised New Account Payment if such Private Label Account has been inactive for thirty-six (36) consecutive months or longer (the "Revised Definition"), rather than for 60 months. It is the Parties' intention that these changes will  be revenue-neutral, i.e. that the amount of money paid to the Macy's  Companies  utilizing the Revised Definition and the Revised New Account Payment shall be the same as the amount that would have been paid utilizing the Original Definition and the Original New Account Payment. At the end of each three (3) month period after August 1, 2006, DSNB and the Macy's Companies shall compare the total of Revised New Account Payments made for such three (3) month period (the "Revised Payment Amount") with an amount determined by multiplying the total number of Accounts that would have been opened utilizing the Original Definition during such three (3) month period by the Original New Account Payment (the product of such multiplication being the  "Original Payment Amount"). If the result of the Revised Payment Amount exceeds the result of the Original Payment Amount, the Macy's Companies shall pay the difference to DSNB; if the result of the Original Payment Amount exceeds the result of the Revised Payment Amount, DSNB shall pay the difference to the Macy's Companies.  At the end of each six (6) month period following August 1, 2006, the New Account Payment shall be adjusted by an amount necessary to make the total Revised Payment Amount for the preceding six (6) month period equal the Original Payment Amount for the preceding six (6) month period. The adjusted New Account Payment determined in this manner shall apply until adjusted as provided for herein. By December 15, 2006, the Macy's Companies shall develop the MIS necessary to perform the calculations contained in this paragraph."